Exhibit 11.0
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                      EQUINOX SYSTEMS INC. AND SUBSIDIARIES

                         COMPUTATION OF INCOME PER SHARE



                                                          THREE MONTHS ENDED JUNE 30,           SIX MONTHS ENDED JUNE 30,
                                                        -------------------------------       -------------------------------
                                                             1996               1995                 1996             1995
                                                        ------------       ------------       -------------      ------------

Net income as reported................................. $    680,000       $    112,000       $   1,354,000      $    513,000
                                                        ============       ============       =============      ============

WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES
OUTSTANDING -- PRIMARY:

Common stock...........................................    3,841,181          4,131,010           3,838,508         4,110,215

Options................................................      226,245            105,331             189,377           113,795
                                                        ------------       ------------       -------------      ------------
Total common and common share                              4,067,426          4,236,341           4,027,885         4,224,010
equivalents...........................................  ============       ============       =============      ============

Net income per share -- primary........................ $       0.17       $       0.03       $        0.34      $       0.12
                                                        ============       ============       =============      ============


WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT
SHARES OUTSTANDING -- ASSUMING FULL DILUTION:

Common stock...........................................    3,841,181          4,131,010           3,838,508         4,110,215

Options................................................      226,245            123,085             202,161           122,672
                                                        ------------       ------------       -------------      ------------
Total common and common share                              4,067,426          4,254,095           4,040,669         4,232,887
equivalents............................................ ============       ============       =============      ============


Net income per share -- assuming                        $       0.17       $       0.03       $        0.34      $       0.12
full dilution.......................................... ============       ============       =============      ============

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